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                                                                    EXHIBIT 4.2



                               FIRST AMENDMENT TO
                                RIGHTS AGREEMENT



        THIS AMENDMENT, dated as of June 17, 1998 (the "Amendment"), is between Intersolv, Inc., a Delaware corporation previously called "Sage Software,
Inc." (the "Company"), and BankBoston, N.A., as successor Rights Agent (the "Rights Agent").

                                    RECITALS

        R-1. The Company (then called Sage Software, Inc.) and Sovran Bank, N.A., as the prior Rights Agent, entered into a Rights Agreement dated as of August 29, 1989 (the "Rights Agreement").

        R-2. Micro Focus Group PLC., a public limited company organized under the laws of England and Wales ("Parent"), and the Company have entered into an Agreement and Plan of Reorganization dated as of June 17, 1998 (the "Reorganization Agreement"), pursuant to which a wholly owned subsidiary of Parent ("Newco") will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

        R-3. The Board of Directors of the Company has approved the Merger and believes that the completion of the Merger is in the best interest of the Company and its stockholders.

        R-4. The Company desires to amend the Rights Agreement in order to facilitate the completion of the Merger.

        R-5. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company and without the approval of any holders of the Company's common stock, may supplement or amend the Rights Agreement.

        R-6. Defined terms used in this Amendment, not defined herein, shall have the meanings set forth in the Rights Agreement.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth, the parties hereto agree as follows:

        1. RIGHTS AGENT. The Company and BankBoston, N.A. hereby agree and confirm that BankBoston, N.A. has been appointed the successor Rights Agent under the Rights Agreement. Section 21 of the Rights Agreement is hereby amended to specifically provide that the 30 day notice provided for by Section 21 upon the substitution of Rights Agent shall not apply to the foregoing appointment.

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        2.    AMENDMENTS.

              (a) Section 1(d) of the Rights Agreement is amended to add the following:

                   Notwithstanding anything in this definition of Beneficial Ownership to the contrary, neither Parent nor Newco will be deemed to be a Beneficial Owner of Common Stock as a result of (i) entering into the Reorganization Agreement or (ii) consummating the Merger contemplated by the Reorganization Agreement.

              (b) Section 2 of the Rights Agreement is amended by adding at the end of Section 2, after the word "desirable," the following:

                   , upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such co-Rights Agent.

              (c)  Section 13(d) of the Rights Agreement is amended as follows:

                   (i) by inserting after the words "of Section 13(a) if" in the third line of Section 13(d), the word "(A)"

                   (ii) by inserting after the words "pursuant to such tender offer or exchange offer" at the end of the first sentence of
                   Section 13(d), the following words:

                   or (B) such transaction is consummated with Parent or Newco pursuant to that certain Agreement and Plan of Reorganization dated as of June 17, 1998 by and among the Company, Parent and Newco, as such Agreement may be amended from time to time.

              (d) Section 18(a) of the Rights Agreement is amended by inserting after the word "without" in the tenth line of
                   Section 18(a), the word "gross."

              (e) Section 20(c) of the Rights Agreement is amended by inserting after the words "its own" in the second line of
                   Section 20(c), the word "gross."

              (f) Clause "(a)" of Section 21 of the Rights Agreement is amended and restated to read as follows:


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                   (a) a corporation or national banking association organized and doing business under the laws of the United States or any state of the United States in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to the supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or

              (g) Section 26 of the Rights Agreement is amended to change the Company's address for notice to:

                   Intersolv, Inc.
                   9420 Key West Avenue
                   Rockville, MD 20850
                   Attention: Worth D. MacMurray, General Counsel

                   and to change the Right's Agent's address for notice to:

                   Bank Boston, N.A.
                   c/o Boston Equiserve
                   150 Royall Street
                   Canton, MA 02021
                   Attention: Client Administration

        3. RATIFICATION AND CONFIRMATION OF RIGHTS AGREEMENT. Except as hereby expressly supplemented or amended, the Rights Agreement shall remain in full force and effect; and the Rights Agreement, as supplemented and amended hereby, is ratified and confirmed.

        4. BINDING EFFECT. This Amendment to the Rights Agreement shall inure to the benefit of and shall be binding upon the Company, the Rights Agent and their respective successors and assigns.

        5. EXECUTION OF COUNTERPARTS; EFFECTIVE DATE. This Amendment to the Rights Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; and this Amendment shall become effective when at least one counterpart hereof has been executed by each of the parties hereto.

        6. GOVERNING LAW. This Amendment is governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.


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        7.   SEVERABILITY. If any provision, term or restriction of this
Amendment, or the application thereof, is for any reason held to any extent to be invalid, void or unenforceable, the remainder of this Amendment (including all remaining terms, conditions, covenants and provisions) shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.


                                         INTERSOLV, INC.



                                         By:  /s/ WORTH D. MACMURRAY
                                            ---------------------------------


                                         BANKBOSTON, N.A.


                                         By:       [sig]
                                            ---------------------------------


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